Exhibit (a)(22)

Sent on behalf of Scott Thompson…

As part of my promise to keep you updated on the latest developments with the proposed Hertz transaction, the most recent news has to do with how Hertz will finance the Dollar Thrifty acquisition. Last week, Hertz issued a press release announcing an offering of up to $1.2 billion in senior notes through a private offering to help fund, among other things, the purchase of Dollar Thrifty.

An offering of this magnitude reiterates Hertz’s commitment to closing the transaction.  As I’ve mentioned before, spending this amount of money also reiterates the value Hertz places in the Dollar and Thrifty brands as well as the importance placed on the talented people who make things happen at Dollar Thrifty.

As you may recall, the agreed-upon price in the merger agreement is for $87.50 per share, valuing Dollar Thrifty at approximately $2.6 billion.  Proceeds from the Hertz debt offering will go, in part, toward paying for the acquisition. Hertz’s senior notes offering is a combination of eight-year and ten-year notes -- one set of notes will be due in 2020, the other is due in 2022.  Securing this long term financing is yet another step in the merger process which is progressing as expected.

Additionally, you may have seen Hertz’s press release announcing the extension of the tender offer, originally set to expire at midnight on Oct. 5, 2012. The tender offer will now expire at 5:00 p.m., New York City time, on Oct. 22, 2012, unless further extended.  Closing of the tender offer remains subject, among other things, to receipt of antitrust regulatory clearance.

I know you still have a lot of questions regarding next steps and how you will be affected personally. The Dollar Thrifty and Hertz management teams remain committed to working through your questions and answering them when possible.

Scott

Additional Information
On September 10, 2012, Hertz filed with the United States Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO regarding the tender offer described herein and Dollar Thrifty filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (“Schedule 14D-9”).  Investors and security holders of Dollar Thrifty are strongly advised to read the tender offer statement (as updated and amended) filed by Hertz with the SEC and Schedule 14D-9 (as updated and amended) filed by Dollar Thrifty with the SEC, because they contain important information that Dollar Thrifty’s stockholders should consider before tendering their shares.  The tender offer statement and other documents filed by Hertz and Dollar Thrifty with the SEC are available for free at the SEC’s web site (http://www.sec.gov).  Copies of Hertz’s filings with the SEC may be obtained at the SEC’s web site (http://www.sec.gov) or by directing a request to Hertz at (201) 307-2100.  Copies of Dollar Thrifty’s filings with the SEC are available free of charge on Dollar Thrifty’s website at www.dtag.com or by contacting Dollar Thrifty’s Investor Relations Department at 918-669-2236.

Cautionary Note Concerning Forward-Looking Statements

This communication contains “forward-looking statements”. Examples of forward-looking statements include information concerning Dollar Thrifty’s outlook, anticipated revenues and results of operations, as well as any other statement that does not directly relate to any historical or current fact. These forward-looking statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on certain assumptions that Dollar Thrifty has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that Dollar Thrifty believes are appropriate in these circumstances. Dollar Thrifty believes its judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative.

Among other items, such factors could include: Hertz’s ability to obtain regulatory approval for and to consummate an acquisition of Dollar Thrifty; the risk that expected synergies, operational efficiencies and cost savings from a Dollar Thrifty acquisition may not be fully realized or realized within the expected time frame; the risk that unexpected costs will be incurred in connection with the proposed Dollar Thrifty transaction; the retention of certain key employees of Dollar Thrifty may be difficult; and the operational and profitability impact of divestitures required to be undertaken to secure regulatory approval for an acquisition of Dollar Thrifty.  Additional information concerning these and other factors can be found in Dollar Thrifty’s filings with the Securities and Exchange Commission, including Dollar Thrifty’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Dollar Thrifty therefore cautions you against relying on these forward-looking statements. All forward-looking statements attributable to Dollar Thrifty or persons acting on behalf of Dollar Thrifty are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and Dollar Thrifty does not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.